Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 8:00 am Eastern Time

The Woodlands, Texas, July 30, 2021 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended June 30, 2021 and provided an update on key milestones.

“We remain on track to submit our New Drug Application (NDA) for sotagliflozin in heart failure late this year, with rising confidence in our opportunity to deliver unique value in an area of high unmet need,” said Lonnel Coats, Lexicon’s president and chief executive officer. “Our confidence is supported by data from our SOLOIST study in patients who had recently been hospitalized for worsening heart failure and results from both our SOLOIST and SCORED studies that were consistent across the spectrum of left ventricular ejection fraction, together with the particularly acute unmet need for effective treatment options among heart failure patients in the hospitalization setting and in the large population of patients with normal, or “preserved,” left ventricular ejection fraction (≥ 50%). We are further encouraged by the feedback from our recently-completed pre-NDA meeting with the FDA and are accelerating our efforts to prepare for a commercial launch in what we believe will be a rapidly growing market served by a concentrated prescriber base.”

“We have seen a meaningful pick-up in enrollment in our two Phase 2 proof-of-concept studies of LX9211 in neuropathic pain while maintaining as a priority the importance of proper patient selection that is built into the study design,” continued Mr. Coats. “Our mitigation efforts have begun to take effect and the COVID-19 environment has improved relative to earlier this year, but not enough to achieve top-line results by year-end. We now expect to have top-line results from these studies in the first half of 2022.”

Second Quarter Highlights

Sotagliflozin

•Two sessions highlighting sotagliflozin were presented at the virtual American College of Cardiology’s 70th Annual Scientific Session (ACC.21).
•A symposium highlighting sotagliflozin was held at the virtual American Diabetes Association’s 81st Scientific Sessions.

LX9211

•Patient enrollment continued in RELIEF-DPN-1, a Phase 2 clinical study of LX9211 for the treatment of diabetic peripheral neuropathic pain. Enrollment is expected to total approximately 300 patients at approximately 40 clinical sites.
•Patient enrollment continued in RELIEF-PHN 1, a Phase 2 clinical study of LX9211 for the treatment of post-herpetic neuralgia. Enrollment is expected to total approximately 74 patients at approximately 20 clinical sites.

Second Quarter 2021 Financial Highlights

Revenues: Revenues for the three months ended June 30, 2021 decreased to $0.2 million from $9.2 million for the corresponding period in 2020, primarily due to the absence of product revenues as a result of the sale of XERMELO during the third quarter of 2020.

Research and Development (R&D) Expenses: Research and development expenses for the three months ended June 30, 2021 decreased to $10.3 million from $57.3 million for the corresponding period in 2020, primarily due to decreases in external clinical development costs related to sotagliflozin resulting from the completion of clinical studies.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the three months ended June 30, 2021 decreased to $7.9 million from $14.1 million for the corresponding period in 2020, primarily due to lower salaries and benefit costs as a result of reductions in personnel in September 2020 and lower marketing expenses.

Net Loss: Net loss for the three months ended June 30, 2021 was $18.1 million, or $0.13 per share, as compared to a net loss of $69.1 million, or $0.65 per share, in the corresponding period in 2020. For the three months ended June 30, 2021 and 2020, net income included non-cash, stock-based compensation expense of $2.8 million and $4.3 million, respectively.

Cash and Investments: As of June 30, 2021, Lexicon had $118.5 million in cash and investments, as compared to $152.3 million as of December 31, 2020.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am ET / 7:00 am CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 3687855. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/events. An archived version of the webcast will be available on the website for 14 days.

About the SOLOIST and SCORED Studies

SOLOIST was a multi-center, randomized, double-blinded, placebo-controlled Phase 3 study evaluating the cardiovascular efficacy of sotagliflozin versus placebo when added to standard of care in 1,222 patients with type 2 diabetes who had recently been hospitalized for worsening heart failure. The primary endpoint was the total number of events comprised of deaths from cardiovascular causes, hospitalizations for heart failure, and urgent visits for heart failure in patients treated with sotagliflozin compared with placebo.

SCORED was a multi-center, randomized, double-blinded, placebo-controlled Phase 3 study evaluating the cardiovascular efficacy of sotagliflozin versus placebo when added to standard of care in 10,584 patients with type 2 diabetes, chronic kidney disease with eGFR of 25 to 60 ml per minute per 1.73 m2 of body-surface area, and risks for cardiovascular disease. The primary endpoint was the total number of events comprised of deaths from cardiovascular causes, hospitalizations for heart failure, and urgent visits for heart failure in patients treated with sotagliflozin compared with placebo.

Both SOLOIST and SCORED achieved their respective primary endpoints. Results from both studies were presented at the Late-Breaking Science Session of the American Heart Association (AHA) Scientific Sessions 2020 and simultaneously published in The New England Journal of Medicine (NEJM) in two separate articles titled: “Sotagliflozin in Patients with Diabetes and Recent Worsening Heart Failure” and “Sotagliflozin in Patients with Diabetes and Chronic Kidney Disease.”

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in neuropathic pain, heart failure, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of LX9211, sotagliflozin and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX9211, sotagliflozin and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$ -	$ 8,985	$ -	$ 16,862
Collaborative agreements	-	25	-	33
Royalties and other revenue	234	153	261	267
Total revenues	234	9,163	261	17,162
Operating expenses:
Cost of sales (including finite-lived intangible
asset amortization)	-	728	-	1,296
Research and development, including stock-based compensation of $1,223, $1,727, $6,376 and $7,096, respectively	10,257	57,301	22,866	112,482
Selling, general and administrative, including stock-based compensation of $1,457, $1,752, $6,898 and $7,122, respectively	7,936	14,113	16,193	28,801
Impairment loss on buildings	-	1,600	-	1,600
Total operating expenses	18,193	73,742	39,059	144,179
Loss from operations	(17,959)	(64,579)	(38,798)	(127,017)
Interest expense	(169)	(5,125)	(336)	(10,256)
Interest and other income, net	61	633	109	1,591
Net Loss	$ (18,067)	$ (69,071)	$ (39,025)	$ (135,682)

Net loss per common share, basic and diluted	$ (0.13)	$ (0.65)	$ (0.27)	$ (1.27)

Shares used in computing net loss per common
share, basic and diluted…………………………	144,451	107,073	143,917	106,804

			As of	As of
Consolidated Balance Sheet Data			June 30, 2021	December 31, 2020
(In thousands)			(Unaudited)
Cash and investments………………………			$ 118,501	$ 152,275
Property and equipment, net………………..			1,201	295
Goodwill…………………………………....			44,543	44,543
Total assets…………………………………			171,672	203,788
Current debt…………………………………			11,675	11,646
Accumulated deficit…………………………			(1,439,043)	(1,400,018)
Total stockholders' equity…………………..			137,233	156,371

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com